Exhibit 4.2

VOTING AGREEMENT

THIS VOTING AGREEMENT ("Agreement") is made as of March 30, 2021 among FERRELL COMPANIES, INC., a Kansas corporation ("FCI"), FERRELLGAS, INC., a Delaware corporation (the "Corporation"), and the entities listed on Schedule I (the "New Senior Preferred Unitholders" or the "Holders").

RECITALS:

A.        Ferrellgas Partners, L.P., a Delaware limited partnership ("MLP") of which the Corporation is the sole general partner, and Ferrellgas Partners Finance Corp., a Delaware corporation ("FPFC"), commenced voluntary cases under Chapter 11 of the US Bankruptcy Code on January 11, 2021 (the "Chapter 11 Cases").

B.         In the Chapter 11 Cases, a Chapter 11 plan of reorganization has been confirmed ("the Plan") to give effect to transactions outlined in the Transaction Support Agreement dated December 10, 2020 among MLP, FPFC, certain affiliated entities and certain holders of claims relating to the 8.625% Senior Notes issued by the MLP and FPFC.

C.         As an integral part of the Plan, Ferrellgas, L.P., a Delaware limited partnership ("OLP"), shall create and issue to the purchasers thereof certain new senior preferred units (the “New Senior Preferred Units”) having the rights, powers, privileges, preferences and limitations set forth in the Fifth Amended and Restated Agreement of Limited Partnership of OLP (such limited partnership agreement, as amended by the First Amendment dated as of March 30, 2021 and as may be further amended and/or restated in accordance with its terms, the "OLP LPA").

D.        As an integral part of the Plan, for so long as at least twenty percent (20%) of the originally issued New Senior Preferred Units remains outstanding, the holders of New Senior Preferred Units, voting separately, as a class, upon a vote of at least sixty-seven percent (a "Super-Majority Vote") of the outstanding New Senior Preferred Units, shall have the right to designate an independent director to the Corporation's Board of Directors (the "Board"), said designated independent director to have the independence qualifications set forth in the Corporation's Second Amended and Restated Bylaws attached hereto and incorporated herein as Annex A (the "A&R Bylaws").

E.         To give legal effect to the director designation right of the New Senior Preferred Unitholders, FCI, as the sole stockholder of the Corporation, the New Senior Preferred Unitholders, and the Corporation have agreed to enter into and to perform their obligations under this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.         Voting Provisions Regarding the Board.

1.1       Shares.

(a)        For purposes of this Agreement, the term "Shares" shall mean and include any securities of the Corporation that the holder of which is entitled to vote for members of the Board, including, without limitation, all shares of common stock of the Corporation, by whatever name called, now owned or subsequently acquired, whether through conversions, exercise of other securities, stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

(b)        FCI represents, warrants and covenants to the other parties hereto that at all times while this Agreement is in effect that it (i) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) ("Beneficially Owns") all of the Shares of the Corporation free and clear of all liens (other than restrictions under applicable securities laws and regulations) and (ii) has the sole power to vote or caused to be voted the Shares. Except pursuant hereto and the Redemption Default Agreement of even date herewith among the parties hereto and pursuant to (1) the MLP LPA, (2) the OLP LPA, (3) the Voting Agreement with respect to the Board representation rights of the Class B Unitholders of MLP, (4) the Contingent Acquisition Agreement among FCI, the Company, and the Class B Unitholders of MLP (“Contingent Acquisition Agreement”), and (5) the Bylaws of the Corporation, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any person is a party relating to the pledge, acquisition, disposition, transfer or voting of the Shares or any Share Securities (as defined below) and there are no voting trusts or voting agreements with respect to the Shares or any Share Securities. As of the date hereof, FCI represents, warrants and covenants to the other parties hereto that at all times while this Agreement is in effect that it does not Beneficially Own any Shares or any options, warrants or other rights to acquire any additional Shares or shares of common stock of the Corporation or any security exercisable for or convertible into Shares ("Share Securities").

1.2  Board Composition. For so long as at least twenty percent (20%) of the originally issued New Senior Preferred Units shall be and remain outstanding (without any upward adjustment for payment in kind issued New Senior Preferred Units), FCI covenants and agrees to vote, or cause to be voted, all Shares Beneficially Owned, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, one (1) person designated by a Super-Majority Vote of the then-outstanding New Senior Preferred Units, said designee to be independent (as set forth in the A&R Bylaws) and to be acceptable to each of MLP and OLP, such acceptance not to be unreasonably withheld (the "New Senior Preferred Designated Director"), shall be elected to the Board.  For the first 24 months following the date of this Agreement, the initial New Senior Preferred Designated Director shall be Craig Snyder unless otherwise replaced by the Ares Holders (as defined in the OLP LPA) during such 24-month period.  Following the second anniversary of the date of this Agreement or prior to such time if Craig Snyder resigns or is removed and the Ares Holders choose not to designate a replacement, the holders of the New Senior Preferred Units may designate a replacement New Senior Preferred Designated Director by a Super-Majority Vote of the then-outstanding New

Senior Preferred Units.  As provided in the A&R Bylaws but for the avoidance of doubt, the New Senior Preferred Designated Director shall be afforded the opportunity to attend and participate in each meeting of the Board and shall be entitled to receive copies of all materials distributed to the Board or any committee thereof at substantially the same time as such materials are sent to the Board or such committee.

1.3       Failure to Designate a Board Member.  In the absence of any designation by a Super-Majority Vote of the then-outstanding New Senior Preferred Units, the New Senior Preferred Designated Director previously designated by them and then serving shall be reelected if willing to serve unless such individual has been removed as provided herein, and otherwise such Board seat shall remain vacant until otherwise filled by subsequent designation by a Super-Majority Vote of the then-outstanding New Senior Preferred Units.

1.4  Removal of Board Members; Vacancy.  No New Senior Preferred Designated Director may be removed from office other than for cause unless such removal is directed or approved by a Super-Majority Vote of the then-outstanding New Senior Preferred Units or there are less than twenty percent (20%) of the originally issued New Senior Preferred Units outstanding.  Notwithstanding the foregoing, prior to the second anniversary of the date of this Agreement, the New Senior Preferred Designated Director may only be removed from office, other than for cause, by the Ares Holders.  For purposes of this Section 1.4, "cause" shall mean any of: (i) conviction for an offense constituting a felony involving moral turpitude; (ii) any failure of the director to maintain his or her independence (as set forth in the A&R Bylaws); and (iii) commission of any act involving fraud or a breach of the fiduciary duty of loyalty to the Corporation or the MLP or that materially damages the reputation and business profile of the Corporation and/or the MLP.  Any vacancy in the seat of the New Senior Preferred Designated Director (regardless of the reason for such vacancy) prior to the second anniversary of the date of this Agreement, shall be filled by the Ares Holders.  Any vacancy in the seat of the New Senior Preferred Designated Director (regardless of the reason for such vacancy) following the second anniversary of the date of this Agreement, shall be filled by a Super-Majority Vote of the New Senior Preferred Units.  The Corporation and FCI shall take all necessary action to cause such replacement director (if satisfying the independence and acceptability requirements set forth above in Section 1.2) to be appointed to the Board as promptly as practicable (and in any event prior to the next board or committee action taken).

1.5  Indemnification.  The Corporation shall at all times provide the New Senior Preferred Designated Director (in his or her capacity as a member of the Board) with the same rights to indemnification, exculpation and director and officer insurance that is provides to the other members of the Board.  The Corporation acknowledges and agrees that any such indemnification obligations to indemnify or advance expenses to such New Senior Preferred Designated Director in his or her capacity as such, for the matters covered by such indemnification obligations, shall be the primary source of indemnification and advancement of such New Senior Preferred Designated Director in connection therewith, and any other rights of such person to indemnification or advancement of expenses shall be secondary to the Corporation's obligation.  If there are unpaid indemnification or advancement amounts with respect to such New Senior Preferred Designated Director under this Agreement (or any other indemnification obligations of the Corporation to such New Senior Preferred Designated Director), and any other person makes any payment to such New Senior Preferred Designated Director in respect of indemnification or advancement of expenses on account thereof, such person shall be subrogated to the rights of such New Senior Preferred Designated Director under this Agreement.  The Corporation will enter into an Indemnification Agreement substantially in the form attached hereto and incorporated herein as Annex B with each New Senior Preferred Director.

2.         Remedies.

2.1       Covenants of the Corporation. The Corporation agrees to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Corporation's best efforts to cause the nomination and election of the New Senior Preferred Designated Director as provided in this Agreement.

2.2       Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Corporation, FCI and the New Senior Preferred Unitholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, in each case without the posting of any bond.

2.3       Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.         "Bad Actor" Matters.

3.1       Definitions. For purposes of this Agreement:

(a)        "Corporation Covered Person" means, with respect to the Corporation as an "issuer" for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(b)        "Disqualified Designee" means any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

(c)        "Disqualification Event" means a "bad actor" disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act.

(d)        "Rule 506(d) Related Party" means, with respect to any person, any other person that is a beneficial owner of such first person's securities for purposes of Rule 506(d) under the Securities Act.

3.2       Representations.

(a)        The Holders hereby represent that (i) the Holders have exercised reasonable care to determine whether any Disqualification Event is applicable to the Holders, any director designee designated by the Holders pursuant to this Agreement or any of such person's Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable and (ii) no Disqualification Event is applicable to the Holders, any Board member designated by the Holders pursuant to this Agreement or any of the Holders' Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

(b)        The Corporation hereby represents and warrants to the Holders that no Disqualification Event is applicable to the Corporation or, to the Corporation's knowledge, any Corporation Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) is applicable.

3.3       Covenants.  The Holders agree (i) not to designate or participate in the designation of any director designee who, to the Holders' knowledge, is a Disqualified Designee, (ii) to exercise reasonable care to determine whether any director designee designated by the Holders is a Disqualified Designee, (iii) that in the event the Holders become aware that any individual previously designated by the Holders is or has become a Disqualified Designee, the Holders shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee, and (iv) to notify the Corporation promptly in writing in the event a Disqualification Event becomes applicable to the Holders or any of their Rule 506(d) Related Parties, or, to the Holders' knowledge, to the Holders' initial designee, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

4.         Term.  This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate when there shall be less than twenty percent (20%) of the originally issued New Senior Preferred Units outstanding.

5.         Miscellaneous.

5.1       Transfers. No Shares or Share Securities may be transferred or assigned by FCI while this Agreement is in effect. Notwithstanding anything to the contrary herein, FCI agrees that during the term of this Agreement it will not deposit any Shares or Share Securities in a voting trust, grant any proxies with respect to the Shares or any Share Securities or subject any of the Shares or any Share Securities to any arrangement with respect to the voting of the Shares or any Share Securities, in each case except as contemplated in this Agreement. FCI hereby revokes any and all previous proxies and attorneys in fact with respect to the Shares (and, for the avoidance of doubt, any Share Securities).  Any transfer or assignment in violation of this Section 5.1 shall be null and void ab initio.

5.2  Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  This Agreement may not be assigned by the Corporation or FCI without the written consent of holders of no less than sixty-seven percent of the New Senior Preferred Units outstanding.  While any New Senior Preferred Units are outstanding the Corporation shall remain the sole general partner of OLP unless in connection therewith all New Senior Preferred Units and any PIK Units will be redeemed in accordance with the OLP LPA or the successor general partner and its equity holders expressly assume all obligations under this Agreement. Any New Senior Preferred Unitholders that transfer any of their New Senior Preferred Units in accordance with the OLP ALP shall also automatically be deemed to concurrently assign their rights under this Agreement to such permitted transferee, and such assignment shall not require the consent of any party hereto.

5.3       Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

5.4       Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.5       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6       Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing (email being sufficient) and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A.

5.7       Consent Required to Amend, Modify, Terminate or Waive. This Agreement may be amended, modified or terminated (other than pursuant to Section 4) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by FCI, the Corporation and the holders of no less than sixty-seven percent of the then-outstanding New Senior Preferred Units.

5.8       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-

defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.9       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.10     Entire Agreement. This Agreement (which specifically includes the Recitals, which are hereby incorporated into the body of this Agreement) and the OLP LPA (into which this Agreement has been incorporated by reference) constitute the entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

5.11     Share Certificate Legend. Each certificate, instrument, or book entry representing any Shares or Share Securities issued after the date hereof shall be notated by the Corporation with a legend reading substantially as follows:

"THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE CORPORATION), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN."

The Corporation, by its execution of this Agreement, agrees that it will cause the certificates, instruments, or book entry evidencing the Shares or Share Securities issued after the date hereof to be notated with the legend required by this Section 5.11 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares or Share Securities upon written request from such holder to the Corporation at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares or Share Securities to be notated with the legend required by this Section 5.11 herein and/or the failure of the Corporation to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

5.12     Stock Splits, Dividends, Recapitalizations and Mergers. In the event of any issuance of Shares or Share Securities hereafter (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, merger or the like), such Shares or Share Securities shall become subject to this Agreement and shall be notated with the legend set forth in Section 5.11.  FCI and the Corporation will not through any recapitalization, reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by FCI or the Corporation herein.

5.13     Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

5.14     Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the parties hereunder.

5.15     Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

5.16     Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

FERRELL COMPANIES, INC.

By:	/s/ Brian W. Herrmann
Name:	Brian W. Herrmann
Title:	Interim Chief Financial Officer

FERRELLGAS, INC.

By:	/s/ Brian W. Herrmann
Name:	Brian W. Herrmann
Title:	Interim Chief Financial Officer

[Signature Page to Investment Agreement]

JPMORGAN CHASE FUNDING INC.

By:	/s/ Brian M. Ercolani
Name:	Brian M. Ercolani
Title:	Operations Manager

[Signature Page to Investment Agreement]

ARCC FGP LLC

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein
Title:	Authorized Signatory

CION ARES DIVERSIFIED CREDIT FUND

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein
Title:	Authorized Signatory

ARES CENTRE STREET PARTNERSHIP, L.P.
By: Ares Centre Street GP, Inc., as general partner

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein

Ares Private Credit Solutions, L.P.
By: Ares Capital Management LLC, its investment manager

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein
Title:	Authorized Signatory

Ares PCS Holdings Inc.
By: Ares Capital Management LLC, its investment manager

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein
Title:	Authorized Signatory

[Signature Page to Investment Agreement]

Ares Private Credit Solutions II, L.P.
By: Ares Capital Management LLC, its investment manager

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein
Title:	Authorized Signatory

Ares Private Credit Solutions (Delaware) II, LLC
By: Ares PCS Management II, L.P., its manager
By: Ares PCS Management GP II, LLC, its general partner

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein
Title:	Authorized Signatory

Ares Credit Strategies Insurance Dedicated Fund
Series Interests of SALI Multi-State Fund, L.P.
By: Ares Management LLC, its investment subadvisor
By: Ares Capital Management LLC, as subadvisors

By:	/s/ Mitchell Goldstein
Name:	Mitchell Goldstein
Title:	Authorized Signatory

ASOF FG Holdings LP
By: ASOF Management, L.P., its general partner
By: ASOF Management GP LLC, its general partner

By:	/s/ Scott Graves
Name:	Scott Graves
Title:	Co-Head of Private Equity

[Signature Page to Investment Agreement]

The parties have executed this Voting Agreement as of the date first written above.

BARINGS BDC, INC.
By:	Barings LLC as Investment Manager

	By:	/s/ Bryan High
	Name:	Bryan High
	Title:	Managing Director

BARINGS CAPITAL INVESTMENT CORPORATION
By:	Barings LLC as Investment Manager

	By:	/s/ Bryan High
	Name:	Bryan High
	Title:	Managing Director

[Signature Page to Investment Agreement]

The parties have executed this Voting Agreement as of the date first written above.

CTC Alternative Strategies, Ltd.

By:	/s/ William J Schatz
Name:	William J Schatz
Title:	Authorized Signatory

[Signature Page to Investment Agreement]

The parties have executed this Voting Agreement as of the date first written above.

CYRUS OPPORTUNITIES MASTER FUND II, LTD.
By:	Cyrus Capital Partners, L.P., its investment manager

By:	/s/ Jennifer M. Pulick
Name:	Jennifer M. Pulick
Title:	Authorized Signatory

CYRUS SELECT OPPORTUNITIES MASTER
FUND, LTD.
By:	Cyrus Capital Partners, L.P., its investment manager

By:	/s/ Jennifer M. Pulick
Name:	Jennifer M. Pulick
Title:	Authorized Signatory

[Signature Page to Investment Agreement]

The parties have executed this Voting Agreement as of the date first written above.

KEYFRAME FUND I, L.P.
By:	Keyframe Capital Partners, L.P., its investment manager

By:	/s/ Jennifer M. Pulick
Name:	Jennifer M. Pulick
Title:	Authorized Signatory

KEYFRAME FUND II, L.P.
By:	Keyframe Capital Partners, L.P., its investment manager

By:	/s/ Jennifer M. Pulick
Name:	Jennifer M. Pulick
Title:	Authorized Signatory

KEYFRAME FUND III, L.P.
By:	Keyframe Capital Partners, L.P., its investment manager

By:	/s/ Jennifer M. Pulick
Name:	Jennifer M. Pulick
Title:	Authorized Signatory

KEYFRAME FUND IV, L.P.
By:	Keyframe Capital Partners, L.P., its investment manager

By:	/s/ Jennifer M. Pulick
Name:	Jennifer M. Pulick
Title:	Authorized Signatory

[Signature Page to Investment Agreement]

The parties have executed this Voting Agreement as of the date first written above.

COMMONWEALTH LAND TITLE INSURANCE
COMPANY

By:	/s/ Anthony L. Longi, Jr.
Name:	Anthony L. Longi, Jr.
Title:	Authorized Signatory

[Signature Page to Investment Agreement]

The parties have executed this Voting Agreement as of the date first written above.

PGIM, INC., on behalf of one or more funds and/or
accounts for which it serves as investment advisor

By:	/s/ Richard Greenwood
Name:	Richard Greenwood
Title:	Vice President

[Signature Page to Investment Agreement]

Annex A

Annex B